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News Release

Media Contacts:	Tom Murnane/Doug Kline	Valerie Smith/Pat Bridges
	Sempra Energy (877) 866-2066 www.sempra.com	Texas-New Mexico Power Co. (817) 737-1360/(817) 377-5541

Sempra Energy Resources
Signs Agreement to Acquire
Texas Power Plant from
Texas-New Mexico Power Company

        SAN DIEGO and FORT WORTH, Texas, June 17, 2002 - Sempra Energy Resources, the power generation subsidiary of Sempra Energy, today announced it has signed an agreement to acquire a 305-megawatt (MW), coal-fired power plant from Texas-New Mexico Power Company (TNMP) for $120 million.

        The contract targets an Aug. 1, 2002, closing date, pending certain conditions and the completion of regulatory approvals.

        The power plant, which is fueled by lignite coal from a nearby mine, is the cleanest coal plant in Texas. The plant is located near Bremond, Texas, in Robertson County. The site is about 100 miles east of Austin, 150 miles south of Dallas and 160 miles north of Houston. Electricity from the plant will continue to be sold into the state's electricity grid, which is administered by the Electric Reliability Council of Texas (ERCOT).

        "This acquisition will provide us entry to the Texas wholesale power market," said Michael R. Niggli, president of Sempra Energy Resources.

        Niggli said the company has signed a five-year contract to sell all of the plant's power output, with deliveries to begin when the transaction closes.

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        "We currently have more than 2,100 MW of natural gas-fueled power plant capacity under construction," said Niggli. "By purchasing an efficient operation that also is the cleanest coal plant in Texas, we are diversifying our fuel base. We place an emphasis on acquiring and developing operations that use advanced emission-control technologies."

        "The sale of our power plant and the site that surrounds it will enable us to focus on customer service and energy delivery," said Jack Chambers, chairman, president and chief executive officer of TNMP. "Proceeds from the sale will be used to reduce debt, continuing to improve our financial strength. We are pleased that a seamless transition is planned that will enable the plant to continue operation without interruption. "

        TNMP employees at the plant will become employees of Sempra Energy Resources, once the sale is completed.

        TNP One, which Sempra Energy Resources will rename Twin Oaks Power, was built in 1990 and uses fluidized-bed-combustion technology. The process helps to minimize emissions by using staged combustion to reduce oxides of nitrogen (NOx) and the injection of crushed limestone to reduce sulfur dioxide (SO2).

        Texas-New Mexico Power provides electricity service to 243,000 customers in 85 communities in Texas and New Mexico. TNP One is its only power plant, and the unit's sale, which was announced in March 2001, is in response to this requirement of the deregulated electricity market in Texas, which began Jan. 1, 2002. The Texas Electric Choice Act requires electric utilities to separate their business activities into a power generation company, a retail electric provider, and a transmission and distribution utility.

        Sempra Energy Resources -- a subsidiary of Sempra Energy Global Enterprises, the umbrella for Sempra Energy's growth businesses -- develops and operates power plants and energy infrastructure for the competitive market. Sempra Energy (NYSE: SRE), based in San Diego, is a Fortune 500 energy services holding company with 2001 revenues of $8 billion. The Sempra Energy companies' nearly 12,000 employees serve more than 9 million customers in the United States, Europe, Canada, Mexico, South America and Asia.

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The discussions in this release that are not historical facts, including, but not limited to, the timing of the closing of the sale, are based on current expectations. Actual results may differ materially. Among the facts that could cause the results to differ materially from expectations are the following: timing of receipt of required regulatory approvals, and other factors described from time to time in Sempra Energy's and TNMP's reports filed with the Securities and Exchange Commission. TNMP and Sempra Energy wish to caution readers not to place undue reliance on such forward looking statements, which are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date of this release.